Exhibit 99.1

News Release

Weatherford Announces a Cash Tender Offer
for Outstanding 9.625% Senior Notes due 2019
Baar, Switzerland, February 21, 2018 – Weatherford International plc (NYSE: WFT) (the “Company” or “Weatherford”) announced today that Weatherford International Ltd., a Bermuda exempted company and indirect, wholly owned subsidiary of the Company (“Weatherford Bermuda”), commenced a tender offer (the “Tender Offer”) to purchase for cash any and all of its 9.625% senior notes due 2019 (the “Notes”).
The terms and conditions of the Tender Offer are described in an Offer to Purchase, dated February 21, 2018 (the “Offer to Purchase”) and a related notice of guaranteed delivery (together with the Offer to Purchase, the “Offer Documents”) .
The Tender Offer will expire at 5:00 p.m., New York City time, February 27, 2018, unless extended or earlier terminated by Weatherford Bermuda (the “Expiration Time”). No tenders submitted after the Expiration Time will be valid. Subject to the terms and conditions of the Tender Offer, the consideration for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer will be the tender offer consideration for the Notes set forth in the table below (the “Tender Offer Consideration”), plus accrued and unpaid interest, if any, on such Notes from the last interest payment date with respect to those Notes to, but not including, the Settlement Date (as such term is defined in the Offer to Purchase).

Title of Notes	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Offer Consideration (1)
9.625% Senior Notes due 2019	947075AF4	$485,196,000	$1,069.00

(1) Per $1,000 principal amount of Notes. Does not include accrued and unpaid interest, which will also be payable as provided herein.

Tendered Notes may be withdrawn from the Tender Offer prior to the earlier of (i) the Expiration Time and (ii) if the Tender Offer is extended, the 10th business day after the commencement of the Tender Offer, and as otherwise required by law.
The Tender Offer is not conditioned upon any minimum amount of Notes being tendered. However, the Tender Offer is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the completion by Weatherford International, LLC, a Delaware limited liability company, of its concurrently announced offering of senior notes.
Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Skandinaviska Enskilda Banken AB (publ), TD Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Capital Inc., Standard Chartered Bank, UniCredit Capital Markets LLC and BBVA Securities Inc. are the dealer managers in the Tender Offer. D.F. King & Co., Inc. has been retained to serve as both the tender agent and the information agent for the Tender Offer. Persons with questions regarding the Tender Offer should contact Deutsche Bank Securities at (toll-free): (855) 287-1922 or (collect): (212) 250-7527. Requests for copies of the Offer Documents and other related materials should be directed to D.F. King & Co., Inc. at (toll-free): (888) 541-9895 or by email to weatherford@dfking.com or via the following web address: www.dfking.com/weatherford.
None of the Company, its board of directors, the dealer managers, the depositary or the information agent or any of the Company, Weatherford Bermuda, or their respective affiliates, makes any recommendation as to whether holders of the Notes should tender any Notes in response to the Tender Offer. The Tender Offer is made only by the Offer Documents. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offer is required to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Weatherford Bermuda by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
ABOUT WEATHERFORD INTERNATIONAL PLC
Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in approximately 90 countries and has a network of approximately 880 locations, including manufacturing, service, research and development, and training facilities and employs approximately 29,200 people.
FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements as defined under federal law, including, those related to the Company’s potential securities offering and tender offers. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and those risk factors set forth from time-to-time in other filings with the Securities and Exchange Commission. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.
Investor Contacts:

Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Marketing and Communications